Exhibit 99.1

Albany International Announces New Group President of Albany Engineered Composites Business

ROCHESTER, N.H.--(BUSINESS WIRE)--November 4, 2019--Albany International Corp. (NYSE:AIN) announced today that its Board of Directors has appointed Greg Harwell as Group President – Albany Engineered Composites (AEC), effective November 4, 2019.

Mr. Harwell brings more than 25 years of aerospace experience in operational roles of increasing responsibility, including most recently as President of Aerostructures for Precision Castparts (PCC) from March 2017 until March 2019, where he was responsible for managing all aspects of the organization for the Aerostructures division with annual revenues of over $1.5B and 30 facilities globally. Since March 2019, Mr. Harwell has been a consultant to Arlington Capital Partners, providing M&A advisory services.

Olivier Jarrault, Albany’s President and CEO, said, "I am very pleased to welcome Greg Harwell as Group President of AEC. Since joining Albany, I have maintained a dual role as President of AEC in addition to my responsibilities as President and CEO of Albany International. With Greg joining our team, I will begin transitioning the AEC responsibilities to him over the following weeks. Greg is a high energy leader who inspires, energizes, and engages high-performance, diverse teams. He is an accomplished operational executive with extensive experience in the aerospace industry and a proven track record of success in organic and inorganic growth, profit margin expansion, and world-class customer service in times of growth and consolidation. Greg has led all aspects of growing global businesses for sites located in Europe, Asia and North America including Mexico.

“I am confident that Greg is an ideal candidate to drive the future profitable growth of our AEC business. His team leadership, results orientation, and capacity to dig into the business to identify opportunities will be valuable assets for Albany’s continued success.”

Mr. Harwell, 56, has a bachelor’s degree in Business Administration from Oregon State University and Masters in Business Administration from Duke University.

About Albany International Corp.

Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses. Machine Clothing is the world’s leading producer of fabrics and process felts used in the manufacture of all grades of paper products. Albany Engineered Composites is a rapidly growing designer and manufacturer of advanced materials-based engineered components for jet engine and airframe applications, supporting both commercial and military platforms. Albany International is headquartered in Rochester, New Hampshire, operates 22 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

Contacts

John Hobbs
(603) 330-5897
John.Hobbs@albint.com

Stephen Nolan
603-330-5899
Stephen.Nolan@albint.com